Exhibit 5.1

Top KingWin Ltd	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/CLE/508141.00002

6 November 2024

Dear Sirs

Top KingWin Ltd (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission under the United States Securities Act 1933, as amended. The Registration Statement relates to the offering and sale (the Offering) from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the Prospectus) of securities in the aggregate amount of up to US$200,000,000. The securities (Securities) will include (a) class A ordinary shares with par value of US$0.0001 per share of the Company (Shares), (b) debt securities and convertible debt securities (together, the Debt Securities) to be issued pursuant to the applicable indenture to be entered into by the Company (the Indenture), (c) warrants (Warrants) to purchase securities issuable pursuant to the terms of a warrant agreement to be entered into between the Company and a warrant agent for such Warrants thereunder, if any (the Warrant Agreement), (d) rights to purchase the Shares, Debt Securities or other securities (the Rights) to be issued under a rights agent agreement to be entered into between the Company and one or more rights agent, if any (the Rights Agreement) and (e) units consisting of any combination of the other types of securities offered under the Prospectus in one or more series (the Units) to be issued under a unit agreement between the Company and a unit agent to be specified therein, if any (the Unit Agreement). The Shares underlying the Warrants and the Units are together referred to hereinafter as the Warrant Shares.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 16 February 2022 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Yuki Yan** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions dated 23 July 2022 (respectively, the Memorandum and the Articles);

(c)	a certificate of good standing of the Company dated 29 October 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	the register of directors of the Company (the Register of Directors);

(e)	the unanimous written resolutions of all the directors of the Company dated 1 November 2024 approving, among other things, the Company’s filing of the Registration Statement and issuance of the Shares, the Debt Securities, the Warrants, the Rights, the Units and the underlying Warrant Shares (the Board Resolutions);

(f)	a certificate from a director of the Company dated 6 November 2024 as to certain matters of fact (the Director’s Certificate); and

(g)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Register of Directors and the Director’s Certificate is accurate, complete and up-to-date (as the case may be) as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	the Board Resolutions remain in full force and effect, and have not been amended, revoked or rescinded in any way;

(g)	each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the Company shall have sufficient number of unissued shares in its authorised share capital at the time of issuance of the Shares and the Warrant Shares (the Offering Shares) pursuant to the Registration Statement in order for it to issue the Offering Shares without needing to first increase its authorised share capital;

(j)	the consideration payable for each Offering Share shall be no less than the par value of US$0.0001 each; and

(k)	there is nothing under any law (other than the laws of the Cayman Islands), that would or might affect the opinions herein.

3	Opinions

On the basis of the examination of the Documents and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company in the Cayman Islands and is validly existing and in good standing with the Registrar.

Authorised Shares

(b)	Based solely on the Memorandum, the authorised share capital of the Company is US$50,000 divided into (i) 300,000,000 class A ordinary shares of a par value of US$0.0001 each (the Class A Ordinary Shares) and (ii) 200,000,000 class B ordinary shares of a par value of US$0.0001 each.

Valid Issuance of Shares

(c)	With respect to the Shares, when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance and allotment of the Class A Ordinary Shares, the terms of the offering of the Class A Ordinary Shares and any other related matter;

(ii)	either (A) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Class A Ordinary Shares) has been made, or (B) if such Class A Ordinary Shares are issuable upon conversion, exchange, redemption, repurchase or exercise of any other security, the terms of such security, the Memorandum and Articles or the instrument governing such security providing for such conversion, exchange, redemption, repurchase or exercise for Class A Ordinary Shares, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Class A Ordinary Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Shares, in each case in accordance with the Memorandum and Articles,

the Shares will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

Valid issuance of Debt Securities

(d)	With respect to the Debt securities to be issued, when

(i)	the Board has taken all necessary corporate action to authorise and approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters;

(ii)	the Indenture relating to the Debt Securities shall have been duly authorised and validly executed and unconditionally delivered by the Company and all the relevant parties thereunder; and

(iii)	the Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the applicable Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, the Debt Securities issued pursuant to the Indenture will have been duly executed issued and delivered.

Valid issuance of Warrants

(e)	With respect to the Warrants to be issued, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters;

(ii)	a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and unconditionally delivered by the Company and the warrant agent thereunder; and

(iii)	the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company.

Valid issuance of Rights

(f)	With respect to the Rights to be issued, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters;

(ii)	a Rights Agreement relating to the Rights shall have been duly authorised and validly executed and unconditionally delivered by the Company and the financial institution designated as rights agent thereunder; and

(iii)	the certificates representing the Rights have been duly executed, countersigned, registered and delivered in accordance with the Rights Agreement relating to the Rights and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Rights will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company.

Valid issuance of Units

(g)	With respect to each issue of Units, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Units and to approve the issue of the Securities which are components thereof, the terms of the offering thereof and related matters;

(ii)	a Unit Agreement relating to the Units shall have been duly authorised and validly executed and unconditionally delivered by the Company and the financial institution designated as unit agent thereunder;

(iii)	in respect of any Debt Securities which are components of the Units, the Indenture shall have been duly authorised and validly executed and unconditionally delivered by the Company and all relevant parties thereunder;

(iv)	in respect of any Warrants which are components of the Units, a Warrant Agreement shall have been duly authorised and validly executed and unconditionally delivered by the Company and the warrant agent thereunder, if any, in respect of any Warrants which are components of the Units; and

(v)	the Units and any Securities which are components of the Units shall have been duly executed, countersigned, authenticated, issued, registered and delivered (in each case, as and when applicable), in accordance with the provisions of (A) the applicable Unit Agreement relating to the Units, (B) the applicable Warrant Agreement relating to any Warrants which are components of the Units, and (C) the applicable definitive purchase, underwriting or similar agreement approved by the Board, and upon payment of the consideration therefor provided therein, the Units will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”; and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier

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